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                                                                   Exhibit 10.45


                                                              [Riggs & Co. Logo]

                           CORPORATE CUSTODY AGREEMENT

This agreement between the UNDERSIGNED as Principal and RIGGS BANK N.A. ("Riggs") as agent.

(1) Delivery and ownership of the Property. Principal may deliver from time to time property acceptable to Riggs to be held in accordance with this agreement. Principal is the owner of all property held pursuant to this agreement, and Riggs is acting as agent of the Principal for the purposes set forth.

(2) Investments. Riggs shall invest, sell, reinvest, and make other disposition of property only upon the instructions of Principal or of any Investment Adviser employed by Principal and shall undertake collection of any item held as the same matures. Instructions may be oral, in writing or in any other form acceptable to Riggs, and Principal assumes all risks resulting from action taken by Riggs in good faith on such instructions. Temporary and reserve investments may be made by Riggs in money market mutual funds to which Riggs or an affiliate provides investment advisory and other services. Riggs shall not be required to comply with any direction to purchase securities unless there is sufficient cash available, or with any direction to sell securities unless such securities are held in the account at the time in deliverable form. Expenses incurred in effecting any of the foregoing transactions shall be charged to the account.

(3) Income. Riggs shall receive the income on the property held by it and after payment of expenses remit the net income as Principal may instruct.

(4) Statements. Riggs shall furnish periodically to Principal statements of assets and statements of receipts and disbursements and shall furnish annually data for the preceding year to assist Principal in preparing returns for income tax purposes on the property held by Agent.

(5) Nominee. Riggs may use agents and depositories and may register all or any part of the property in a nominee of Riggs, or may retain it unregistered and in bearer form.

(6) Payment of Taxes. Principal is responsible for the payment of all taxes assessed on or with respect to any property held by Agent and any income received and agrees to hold Riggs harmless.

(7) Compensation. The compensation of Riggs shall be in accordance with its established fee schedules in effect from time to time. In addition, to the extent that assets are invested in mutual funds to which Riggs or an affiliate provides investment advisory and other services, Riggs or an affiliate may receive fees from the mutual funds for such services.

(8) Withdrawal of Property and Termination of Agreement. Principal may withdraw any and all property held hereunder upon giving Riggs written notice. The final withdrawal of all property held by Agent shall terminate this agreement. Riggs shall have the right to

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      terminate this agreement at any time upon giving the Principal written notice. Riggs shall deliver the property as soon as practicable upon either a withdrawal or termination, but prior to delivery may required re-registration of any property held in nominee form.

(9) Authority of Principal. Principal certifies that it has corporate authority to enter into this agreement. A certified copy of a resolution authorizing the opening of the account and stating the names of the corporate officers duly authorized to act on behalf of Principal is attached hereto. Riggs is authorized to follow any and all instructions received by it from such person or persons until receipt by it of a certified copy of a new resolution conferring such authority upon another person or persons.

(10) Law Governing. The laws of (check one) the District of Columbia ___ the State of Maryland ___ or the State of Virginia |X| shall govern the interpretation of this agreement.

(11) General Information. The Corporation Tax Identification Number is 54-188-9518.
      -----------

This agreement shall bind the respective successors and assigns of the Principal and Agent.

Principal and Riggs have executed this agreement in duplicate on November 28,
                                                                 -----------
2001.

                                          PRINCIPAL:

                                          MCG Capital Corporation
                                          -----------------------

ATTEST:

        /s/ Dana Stern                By:      /s/ Samuel G. Rubenstein
---------------------------------        ---------------------------------------
         Secretary                           Name:  Samuel G. Rubenstein
                                             Title: General Counsel and
                                                    Executive Vice President


                                             AGENT:
                                             RIGGS BANK N.A.

ATTEST:

        /s/ Barbara J. Lobe           By:           [Illegible Signature]
---------------------------              --------------------------------------
        Trust Officer                        Sr. Vice President & Trust Officer

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                          CUSTODY ACCOUNT FEE SCHEDULE
                          ----------------------------

Compensation to Riggs Bank N.A. for administration, custody, collection, recordkeeping and reporting of security portfolios for personal accounts, institutional accounts, self-directed retirement plans and IRA's is payable in accordance with the following schedule:

         Annual Fee on Market Value of Publicly Traded Financial Assets
         --------------------------------------------------------------

            One Quarter of One Percent (.25%) on the first $1,000,000

       Fifteen-One Hundredths of One Percent (.15%) of the next $4,000,000

                 One-Tenth of One Percent (.10%) over $5,000,000

                               Minimum Annual Fee
                               ------------------

The minimum annual fee shall not be less than $6,000 for accounts holding individual securities.

                        Annual Account Administration Fee
                        ---------------------------------

                                $600 per account

This fee includes monthly or quarterly statements (as preferred by clients) and a year-end tax advice letter. This account administration fee is in addition to any annual minimum fee.

                                Activity Charges
                                ----------------

A fee of $20 per transaction applies to all custody accounts. A transaction is defined as a purchase, sale or redemption of a security. All transactions in the Riggs Money Market Funds are exempt from activity charges.

                                  Other charges
                                  -------------

This schedule of fees is for normal services required in the management of a custody account. Conditions sometimes exist, however, which require more than normal attention and service, such as the payment of bills and estimated personal income taxes. When these conditions exist, appropriate additional charges will be made in accordance with our Schedule of Supplemental Fees.

Effective 01-01-2001